Exhibit (n)(4)

CONSENT OF INDEPENDENT AUDITOR

We have issued our reports dated April 17, 2019, with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2018 and December 31, 2017, and dated April 4, 2018, with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2017 and December 31, 2016, incorporated by reference in the Registration Statement of Prospect Capital Corporation on Form N-2, dated February 13, 2020. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Prospect Capital Corporation on Form N-2, dated February 13, 2020. We also consent to the use of our name as it appears under the caption "Independent Accounting Firms."

/s/ RSM US LLP
Raleigh, North Carolina
February 13, 2020